Exhibit (d)(5)

Amendment to Sub-Advisory Agreement dated November 1, 2004

Exhibit (d)(5)

SECOND AMENDMENT TO
SUBADVISORY AGREEMENT
Between
FBR FUND ADVISERS, INC.
and
AKRE CAPITAL MANAGEMENT, LLC

This Second Amendment is made as of the 1st of November, 2004, by and between FBR Fund Advisers, Inc., a Delaware corporation (the "Adviser"), and Akre Capital Management, LLC, a Delaware limited liability company (the "Subadviser").

WHEREAS, the Adviser and Subadviser entered into a Subadvisory Agreement ("Agreement") dated February 27, 2004, as first amended July 28, 2004, with respect to certain series of The FBR Funds;

WHEREAS, the Adviser and Subadviser desire to amend the Agreement in order to amend the terms of compensation; and

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

3.     Exhibit A of the Agreement regarding the compensation of the Sub-Adviser is amended in its entirety as attached hereto.

4.     The following sentence is herby added to the end of the paragraph in Section 6 of the Agreement:

To the extent that the rate of the Sub-Adviser's compensation is determined under (i) of this section, the Sub-Adviser agrees that the rate of compensation as set forth on Exhibit A shall be adjusted proportionately to any reduction or increase in the management fee payable by the Fund to the Adviser under the Investment Advisory Agreement dated February 27, 2004 by and between the Adviser and the Fund (without respect to any management fee waivers, expense limitations and reimbursements).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized offices, as of the day and year first above written.

Witness:

            /s/ Winsor Aylesworth                                                                                    /s/ Carolyn S. Hylton

    /s/ David H. Ellison                                                                                                          /s/ Charles T. Akre
David H. Ellison                                                                                                   Charles T. Akre, Jr.
President                                                                                                               Managing Member
FBR Fund Advisers, Inc.                                                                                    Akre Capital Management LLC

Schedule A

Name of Fund	Asset Level	Fee*
FBR Small Cap Fund	Net Assets ≤ $500 million	0.40%
	Net Assets > $500 million	0.50%

*As a percentage of the Fund's average daily net assets.